Exhibit 5.2

Statoil ASA
Forusbeen 50
N-4035 Stavanger
Norway

Statoil Petroleum AS
Forusbeen 50
N-4035 Stavanger
Norway

November 5, 2014

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the "Act") of $500,000,000 in aggregate principal amount of Floating Rate Notes due 2017, $750,000,000 in aggregate principal amount of 1.250% Notes due 2017, $750,000,000 in aggregate principal amount of 2.250% Notes due 2019, $500,000,000 in aggregate principal amount of 2.750% Notes due 2021 and $500,000,000 in aggregate principal amount of 3.250% Notes due 2024 (the "Debt Securities") of Statoil ASA, a corporation existing under the Norwegian Companies Act (the "Company") and the related guarantees (the "Guarantees") of the Debt Securities by Statoil Petroleum AS, a corporation existing under the Norwegian Companies Act and a wholly-owned subsidiary of the Company (the "Guarantor"), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, when the Debt Securities and the Guarantees have been duly executed and, in the case of the Debt Securities, authenticated in accordance with the Indenture relating thereto, and the Debt Securities and the Guarantees have been issued and sold as contemplated in the Registration Statement (File Nos. 333-188327 and 333-188327-01), the Debt Securities will constitute valid and legally binding obligations of the Company and the Guarantees will constitute valid and legally binding obligations of the Guarantor, in each case, subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.  With respect to all matters of Norwegian law, we have relied upon the opinion, dated today's date of Åse Koll Lunde, Senior Legal Counsel, Legal Corporate of Statoil ASA and our opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion.

Also, we have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly executed and delivered by the Trustee thereunder, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and the Guarantees to be incorporated by reference in the Registration Statement and to the reference to us under the heading "Validity of Securities" in the prospectus supplement, dated November 3, 2014 to the base prospectus dated 3 May 2013. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Clifford Chance LLP